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                                                                Exhibit 16.1

                         [COOPERS & LYBRAND LETTERHEAD]


November 7, 1996

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read the statements made by Procom Technology, Inc. under the caption "Change in Accountants" (copy attached), which were filed with the Commission on October 30, 1996, pursuant to Item 11(i) of Form S-1. As the prior accounting firm referenced therein, we agree with the statements relating to our Firm in such Form S-1 concerning that (i) we had no disagreements on any material accounting principles or practices, financial statement disclosure, or auditing scope or procedures; (ii) our opinion contained no adverse or disclaimer of opinion, or other qualification or modification; and (iii) we are unaware of any other reportable events.

Very truly yours,


/s/ Coopers & Lybrand L.L.P.

Coopers & Lybrand L.L.P.

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                             CHANGE IN ACCOUNTANTS


        Effective July 24, 1995, Arthur Andersen was engaged as the principal independent accountants for the Company to replace the Company's prior accounting firm, which was dismissed effective the same date. The decision to change independent accountants was approved by the Board. In connection with the audit of fiscal 1994, there were no disagreements with the prior accounting firm on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of the firm would have caused the firm to make reference to the matter in its report. The audit report of the prior accounting firm on the consolidated financial statements of the Company as of and for the year ended July 29, 1994 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During fiscal 1994 and through July 24, 1995, there were no reportable events. During the two fiscal years and the subsequent interim period preceding the engagement of Arthur Andersen, the Company had not consulted with Arthur Andersen on items that were or should have been subject to SAS 50 or concerned the subject matter of a disagreement or reportable event with the prior accounting firm.